NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
July 26, 2012	617-292-9750
mark.zelermyer@fhlbboston.com

MICHAEL C. CLIFTON NAMED
SENIOR VICE PRESIDENT/CHIEF INFORMATION OFFICER

BOSTON - The Federal Home Loan Bank of Boston has named Michael C. Clifton as Senior Vice President and Chief Information Officer. Mr. Clifton will have responsibility for leading technology services, information security, project management, enterprise architecture, and operations, and will also serve on the Management Committee.

Mr. Clifton comes to the Bank from The Hanover Insurance Group, where he served as Chief Information Officer. Prior to working at Hanover, Mike held a number of senior positions in operations, technology strategy, and management consulting.

“Mike's skills and experience nicely complement the Bank's needs,” said Edward A. Hjerpe III, the Bank's President and CEO. “We look forward to Mike having an immediate, positive, and lasting impact on the organization.”

Mike graduated from the University of Massachusetts Lowell with a Bachelors of Science in Industrial Engineering.

The Federal Home Loan Bank of Boston provides highly reliable wholesale funding and liquidity to more than 450 member financial institutions in New England. The Bank delivers competitively priced financial products, services, and expertise that support housing finance and community economic growth, including programs targeted to lower-income households.
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Editor's Note: Mike and his family reside in Salem, New Hampshire.

Federal Home Loan Bank of Boston | 111 Huntington Avenue | Boston, MA 02199 | 617-292-9600 | FAX: 617-292-9645

www.fhlbboston.com